Exhibit 8.2

June 7th, 2024

To:	Roma Green Finance Limited

Roma Risk Advisory Limited

(the “Company”)

RE: Legal Opinions

Dear Sirs/Madams,

1. Introduction

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (“Opinion”) with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”). For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

We are acting as the PRC counsel of the Company in connection with the public offering (the “Offering”) of ordinary shares by the Company as set forth in the Company’s registration statement on Form F-l, including all amendments or supplements thereto (the “Registration Statement”)，filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering.

2. Documents

For the purpose of giving this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

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Other than the Reviewed Documents which we have reviewed for the purpose of this letter, we have not reviewed any other document or carried out any other enquiries or investigation (including without limitation, any due diligence on the business and operations of the Company) for the purposes of giving this letter. Our opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us or any information not disclosed to us that may, if so reviewed by or disclosed to us, require us to vary or amend this letter or make any further inquiry or investigation which would, in our judgement, be necessary or appropriate, for the purposes of expressing the opinions set forth.

3. Assumptions

In rendering the opinions expressed below, we have assumed (without making any investigation):

(a)the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the Company as they were presented to us;

(c)that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)that all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

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(f)with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this letter). No assumption specified above is limited by reference to any other assumption.

4. Opinion

4.1 Article 177 of the newly amended Securities Law of the PRC (the”New Securities Law”)

Under the principle of “one country, two systems”, and the PRC national laws, except for those listed under Annex III to the Basic Law , or the Annex III, shall not be applied to Hong Kong. Moreover, under the Basic Law, the PRC national laws listed under the Annex III shall be confined to those relating to national defense, foreign affairs and other matters that are not within the scope of autonomy. As of the date this Opinion, the New Securities Law, which was amended on December 28, 2019 and became effective on March 1,2020,is not included in the Annex III, thus shall not be applied to Hong Kong.

Further, the New Securities Law uses the concept of “domestic” and “overseas”, which typically understood to mean the jurisdiction of Chinese mainland and a jurisdiction Securities Law provides that “the provisions of this Law shall apply to the offering and trading of shares, corporate bonds, depository receipts and other securities determined by the State Council pursuant to the law within the territory of the PRC”；Therefore, given this context, as a company duly incorporated in Cayman Islands, all of its operations are conducted in Hong Kong and Singapore and in connection with its application for issuance of rights issues on NASDAQ, the New Securities Law shall not be applied to the Company.

Article 177 of the new Securities Law is only a principle and authorization provision, and specific operational requirements need to be based on other provisions. Similar expressions in Article 177, Paragraph 2 of the new Securities Law include Articles 3, 4, and 6 of the Regulations on Strengthening the Confidentiality and Archive Management of Securities Issuance and Listing Abroad, as well as Article 12 of the Interim Provisions on Accounting Firms Engaging in the Audit Business of Overseas Listing of Mainland Chinese Enterprises. According to the aforementioned laws and regulations, overseas listed companies that provide or publicly disclose archives related to national security or significant interests to relevant securities companies, securities service institutions, and overseas regulatory agencies shall submit them to the National Archives Administration for approval in accordance with the law. We understand that Article 177 of the new Securities Law does not fundamentally differ from the provisions mentioned above. Under the new Securities Law, we believe that materials that cannot be provided without authorization mainly involve national security or significant interests, and can be interpreted as not applicable to documents and/or materials related to company applications submitted to NASDAQ, nor to documents and/or materials required by NASDAQ to be provided by companies related to NASDAQ’s supervision of their issuing companies after listing.

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4.2 Article 41 of the Personal Information Protection Law (“PIPL”) and Article 36 of the Data Security Law (“DSL”)

We believe the company would not be deemed as “personal information processor”, “critical infrastructure information operator”, “personal information processor who has a large user base and/or operates complex types of businesses”, or “entrusted party” under the Personal Information Protection Law of the PIPL, nor would be deemed as engaging in any data activities under the Data Security Law，due to following conditions of the company:

all of the operations are conducted by Hong Kong and Singapore operating entity, which currently solely serve the Hong Kong local market; and they currently do not engage in any data processing activities of any PRC individual or within the PRC, nor do they entrust or be entrusted by any individual or entity to conduct any data processing activities of any PRC individual or within the PRC, nor do they store any data within the PRC.

According to Article 41 of PIPL and Article 33 of DSL，domestic organizations and individuals need to obtain approval from the competent authorities of China only if they want to provide data stored in the People’s Republic of China to foreign judicial or law enforcement agencies. The company does not need to obtain approval from relevant Chinese authorities when it is not required to provide data stored in the People’s Republic of China to foreign judicial or law enforcement authorities.

As of the date of this opinion, as confirmed by the Company, the Company has not received any order from any competent PRC authority or any complaint from any citizen or organization claiming that the Company endangers national security, public interests or the legal rights and interests of any citizen and organization. The Company has not received any order from any competent PRC authorities indicating that the Company is in violation with any PRC laws and regulations regarding personal information and data security, or requiring the Company to seek approvals from the CAC, or other competent PRC authorities.

Thus, we are of the view that, Article 41 of the PIP Law and Article 36 of the Data Security Law shall not apply to documents, information and/or materials that the company submitted to Nasdaq in connection with the application and continuous obligation to supply information once listed.

However, there exists uncertainties in relation to the implementation and interpretation of the PIP Law and the Data Security Law, or future changes in this regulatory regime, we cannot be certain that the competent PRC authority will not take a view that is contrary to ours.

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4.3 The Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies”(the “Trial Measures “).

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC.

According to Article 2 of the Trial Measures, indirect overseas issuance and listing of domestic enterprises refers to the overseas issuance and listing of enterprises with main business activities in China, in the name of enterprises registered overseas, based on the equity, assets, income or other similar rights and interests of domestic enterprises. At the same time, the Trial Measures further clarify the situation of indirect overseas listing:

（1） The operating revenue, total profit, total assets, or net assets of domestic enterprises in the most recent fiscal year, with any indicator accounting for more than 50% of the issuer’s audited consolidated financial statements for the same period;

（2） The main links of business activities are carried out within China, or the main premises are located within China, or the majority of senior management personnel responsible for business management are Chinese citizens or have their habitual residence within China.

The above conditions must be met simultaneously to be recognized as indirect overseas listing; But it also stipulates that indirect overseas listing should be recognized based on the principle of substance over form.

According to the provisions of the Trial Measures, for those directly listed overseas, the issuer shall file a record with the China Securities Regulatory Commission. For indirect overseas listing, the issuer shall designate a major domestic operating entity as the domestic responsible person and file with the China Securities Regulatory Commission.

In addition, the trial measures also stipulate that domestic enterprises that fail to fulfill the required filing, false records, or misleading statements shall be ordered by the China Securities Regulatory Commission to make corrections, given a warning, and fined between 1 million and 10 million yuan; Warn the directly responsible person and impose a fine of not less than 500000 yuan but not more than 5 million yuan. If the controlling shareholder or actual controller of a domestic enterprise organizes or instructs, a fine of not less than 1 million yuan but not more than 10 million yuan shall be imposed.

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At the same time, according to the trial measures, if it is found that the overseas issuance and listing do not meet the filing conditions before being listed, domestic enterprises should be required to suspend or terminate the overseas issuance and listing. If the filing has already been made, the filing can be revoked.

If the violation of these Measures or other laws and administrative regulations is serious, the China Securities Regulatory Commission may take measures to prohibit the relevant responsible personnel from entering the securities market.

To the best of our knowledge，as confirmed by the Company： (i) they currently do not have, nor do they currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) they are not controlled by any PRC entity or individual; (iii) they do not have any operation in the PRC, nor do they have any partnership or cooperation with any PRC entity or individual; (iv) they currently do not have, nor do they plan to have, any investment, such as owning or leasing any asset, in the PRC; (v) they have not employed any PRC natural persons; and (vi) no revenue of the Company is generated from the PRC.

Accordingly, we are of the opinion that as a company duly incorporated in Cayman Islands, all of its operations are conducted in Hong Kong and Singapore in connection with its application for issuance of rights issues on NASDAQ, it is not considered a domestic enterprise under the Trial Measures. The trial measures do not apply to the company, and its listing on NASDAQ does not require fulfill the filing procedure to the CSRC.

The above analysis has not been confirmed with the CSRC.

5. Qualifications

This Opinion is further subject to the following qualifications:

(a) This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(b)the PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

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(d)this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(e)This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(f)Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and Governmental Agencies.

(g)except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this letter and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

(h)if a person for whose benefit our letter is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this letter, that person may not rely on this letter in relation to that statement or omission and should seek legal advice on the specific matter concerned.

6.We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising PRC law in PRC.

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7.This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Offering, the Registration Statement or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

8.We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guangdong Wesley Law Firm
Guangdong Wesley Law Firm

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